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                                                                     EXHIBIT 4.3

                                WARRANT AGREEMENT

                                  BY AND AMONG

                           1ST NET TECHNOLOGIES, INC.

                                       AND

                              TUMMY BUSTERS, INC.,

                                     d.b.a.

                           CHILDREN'S TECHNOLOGY GROUP










                           Dated as of April 19, 1999


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                               TUMMY BUSTERS, INC.

                                WARRANT AGREEMENT


                   WARRANT TO PURCHASE SHARES OF COMMON STOCK

                            VOID AFTER APRIL 19, 2002


         This certifies that 1st Net Technologies, Inc. ("1st Net"), or any party to whom this Warrant is assigned (1st Net and such assignee hereinafter collectively "Holder"), is entitled to subscribe for and purchase 4,000,000 shares (as constituted on the date of issuance hereof) of the fully paid and nonassessable Common Stock, no par value (the "Common Stock"), of Tummy Busters, Inc., a Nevada corporation doing business as "Children's Technology Group" (the "Corporation"), subject to the provisions and upon the terms and conditions hereinafter set forth. The purchase price of each such share shall be $0.10 per share, as adjusted herein (the "Warrant Price"). The number and character of such shares of Common Stock are subject to downward adjustment as provided below, and the term "Common Stock" shall mean, unless the context otherwise requires, the stock and other securities and property at the time receivable upon the exercise of this Warrant. The term "Warrant" as used herein shall include this Warrant and any warrant(s) delivered in substitution or exchange therefor as provided herein.


         1. CONSIDERATION; APPOINTMENT OF NEW MANAGEMENT. As consideration for the issuance of this Warrant, the parties shall have entered into that certain Technology License Agreement of even date herewith a true and correct copy of which is attached hereto as Exhibit "A" (by which 1st Net grants the Corporation an exclusive license and marketing rights to the "Crayon Crawler" web browser and community software program), and the Corporation shall have paid 1st Net pursuant thereto cash consideration in the amount of $400,000. As further consideration, concurrently with the execution and delivery hereof the Corporation (i) shall have entered into that certain additional Technology License Agreement with 1st Net a true and correct copy of which is attached hereto as Exhibit "B" (by which the Corporation grants an exclusive license to 1st Net for r-site.com) and (ii) shall hereby remove the existing officers and directors of the Corporation and appoint (a) Messrs. Gregory D. Writer, Jr., Lawrence K. Kimball and James H. Watson, Jr., and Ms. Martha Kreutz, as members of the Board of Directors, and (b) Mr. Gregory D. Writer as Chairman, Chief Executive Officer, and President, Mr. Jeffrey Chatfield as Vice President, Investor Relations, Mr. Lawrence K. Kimball as Chief Financial Officer and Treasurer, and Ms. Sharon Ramia as Secretary, of the Corporation.

         2. METHOD OF EXERCISE; PAYMENT. The purchase right represented by this Warrant may be exercised by Holder, in whole or in part, by the surrender of this


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Warrant (with the subscription form attached hereto duly executed) at the original office of the Corporation located at 11423 West Bernardo Court, San Diego, California 92127 and by the payment to the Corporation, by certified or cashier's check, of an amount equal to the aggregate Warrant Price of the shares of Common Stock being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to Holder within thirty (30) days of the surrender of this Warrant (with the subscription form attached hereto duly executed) and, unless this Warrant has been fully exercised or expired, a new Warrant representing the aggregate purchase price of shares with respect to which this Warrant shall not then have been exercised shall also be issued to Holder within such time. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date.


         3. STOCK FULLY PAID; RESERVATION OF SHARES. The Corporation covenants and agrees that all securities which may be issued by the Corporation upon the exercise of the rights represented by this Warrant in accordance with its terms will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges of the Corporation with respect to the issue thereof. The Corporation further covenants and agrees that, during the period within which the rights represented by this Warrant may be exercised, the Corporation will at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock or other securities as would be required in the event of the full exercise of the rights represented by this Warrant. The Corporation will not, by amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment.

         4. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES. The applicable Warrant price from time to time in effect and the number of shares of Common Stock receivable upon exercise of this Warrant shall be subject to downward adjustment from time to time after the date hereof as follows:

            4.1 ADJUSTMENT TO WARRANT PRICE FOR CERTAIN DILUTING ISSUES.

                4.1.1. SPECIAL DEFINITIONS. For purposes of this Article 4, the following definitions shall apply:


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                       (1) `ADDITIONAL SHARES OF COMMON STOCK' shall mean all
                           shares of Common Stock issued (or, pursuant to Section 4.1.3, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                           (A) to officers, directors or bona fide employees of,
                               or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors;

                           (B) upon exercise of this Warrant; or

                           (C) for which adjustment of the Warrant Price is made
                               pursuant to Section 4.2.

                       (2) `BUSINESS DAY' means any day other than a Saturday,
                           Sunday, or a day on which banking institutions in the State of New York are authorized or obligated to be closed by law or by executive order.

                       (3) `COMMON STOCK MARKET PRICE' of one share of Common
                           Stock at any date shall be deemed to be, if the shares of the Corporation are publicly-traded, the average of the daily closing prices for the five (5) consecutive Business Days ending two (2) Business Days before the day in question (as adjusted for any stock dividend, split, combination or reclassification). The closing price for each day shall be the last reported sales price or, in case no such reported sales take place on such day, the last reported bid price, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or the last reported sales price on the National Market System ("NMS") of the National Association of Securities Dealers Automatic Quotation System ("NASDAQ"), or if the Common Stock is not included in the NMS, the average of the reported last closing bid and asked prices on NASDAQ, or if not listed or admitted to trading on any national securities exchange or NASDAQ, the average reported bid price as furnished by The National Quotation Bureau, Incorporated (or the equivalent recognized source of quotations), all as adjusted. If the Shares of the Corporation are not publicly-traded, the Common Stock Market Price shall be deemed $0.10 per share. The sale of Common Stock in a bona fide underwritten public offering shall be deemed a sale of Common Stock at the Common Stock Market price, notwithstanding the immediately preceding sentence.


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                       (4) `CONVERTIBLE SECURITIES' shall mean any evidences of
                           indebtedness, shares (other than Common Stock or this Warrant) or other securities convertible into or exchangeable for Common Stock.

                       (5) `OPTIONS' shall mean rights, options, or warrants to
                           subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                       (6) `ORIGINAL ISSUE DATE' shall mean April 19, 1999, the
                           date on which this Warrant was first issued.

                4.1.2 NO DOWNWARD ADJUSTMENT OF WARRANT PRICE. No decrease in the Warrant Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the lower of the Warrant Price or the Common Stock Market Price in effect on the date of, and immediately prior to, such issue. No increase in the Warrant Price shall be made in respect of the issuance of Additional Shares of Common Stock.

                4.1.3. DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the
                       event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section
                       4.1.5 hereof) of such Additional Shares of Common Stock would be less than the lower of the Warrant Price or the Common Stock Market Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any case in which Additional Shares of Common Stock are deemed to be issued:


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                       (1) no further adjustments in the Warrant Price shall be
                       made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                       (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Warrant Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Warrant Price shall affect Common Stock previously issued upon exercise of the Warrant); and

                       (3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Warrant Price.

                4.1.4 DOWNWARD ADJUSTMENT OF WARRANT PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.1.3) without consideration or for a consideration per share less than the lower of the Warrant Price or the Common Stock Market price in effect on the date of and immediately prior to such issue, then and in such event, the Warrant Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the quotient obtained by dividing:

                       (A) an amount equal to the sum of

                           (x) the total number of shares of Common Stock outstanding immediately prior to such issuance, multiplied by the lower of the Warrant Price or the Common Stock Market price in effect on the date of and immediately prior to such issue, plus


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                           (y) the consideration received by the Corporation
                           upon such issuance;

                           by

                       (B) the total number of shares of Common Stock outstanding immediately after the issuance of such Common Stock, and

                       (C) in the event the Common Stock Market Price in effect on the date of and immediately prior to such issue is lower than the Warrant Price in effect on the date of and immediately prior to such issue, then by multiplying the resulting quotient by a fraction, the numerator of which shall be the Warrant Price in effect on the date of and immediately prior to such issue and the denominator of which shall be the Common Stock Market Price in effect on the date of and immediately prior to such issue.

                The Warrant Price adjusted as provided above may be similarly readjusted upward (but not above the initial Warrant Price to reflect the issuance of shares of Common Stock for a consideration per share greater than the lower of the Warrant Price or the Common Stock Market Price in effect on the date of and immediately prior to such issue.

                In the event of any adjustment of the Warrant Price as provided in this Section 4.1.4, then and in each such case Holder, upon the exercise hereof, shall be entitled to receive, in lieu of the shares of Common Stock theretofore receivable upon the exercise of this Warrant, a number of shares of Common Stock determined by (a) dividing the Warrant Price prior to the adjustment by the adjusted Warrant Price, and (b) multiplying the resultant quotient by the total number of shares of Common Stock called for by the face of this Warrant.

                4.1.5  DETERMINATION OF CONSIDERATION. For purposes of this
                       Section 4.1, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                       (1) CASH AND PROPERTY: Such consideration shall:

                           (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;


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                           (B) insofar as it consists of property other than
                           cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

                           (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                       (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration
                           per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.1.3, relating to Options and Convertible Securities, shall be determined by dividing:

         4.2 ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon exercise of this Warrant shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4.2), the Warrant Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that this Warrant shall be exercisable into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon exercise of this Warrant immediately before that change.

         4.4 CERTIFICATES AS TO ADJUSTMENT. Upon the occurrence of each adjustment or readjustment of the Warrant Price pursuant to this Article 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of Holder, furnish or cause to be furnished to such Holder, a like certificate setting forth (i) such adjustments and readjustments, (ii) the Warrant Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.


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         4.5   NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (v) to enter into any transaction or series of transactions within any three month period pursuant to an agreement to which the Corporation is a party in which greater than fifty percent (50%) of the Corporation's voting securities (on as-converted-to-Common Stock basis) shall be transferred;

Then, in connection with each such event, the Corporation shall send to the
Holder: (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii), (iv) and (v) above; and (2) in the case of the matters referred to in (iii), (iv) and (v) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

         5. FRACTIONAL SHARES. No fractional shares of Common Stock will be issued in connection with any subscription hereunder, but in lieu of a fractional share upon complete exercise hereof, Holder may purchase a whole share at the then effective Warrant Price.

         6. DISSOLUTION OR LIQUIDATION. In case the Corporation shall, at any time prior to the expiration of this Warrant and prior to the exercise hereof, dissolve, liquidate or wind up its affairs, Holder shall be entitled, upon the exercise hereof, to receive in lieu of the shares of the Corporation's Common Stock which it would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to it upon any such dissolution, liquidation or winding up with respect to such shares of the Corporation's Common Stock, had it been the holder of record of such shares of Common Stock or other securities receivable upon the exercise of this Warrant on the record date for the determination of those entitled to receive any such liquidating distribution or, if no record is taken, upon the date of such liquidating distribution. If any such distribution. If any such dissolution, liquidation or winding up results in a cash distribution or distribution of property which the Corporation's Board of Directors determines in good faith to have a cash value in excess of the Warrant Price provided by this Warrant, as it may be adjusted, then


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Holder may, at its option, exercise this Warrant without making payment of the aggregate Warrant Price and, in such case, the Corporation upon the distribution to Holder shall, in making settlement to Holder, deduct from the amount payable to Holder an amount equal to such aggregate Warrant Price.

         7. TERM. This Warrant may be exercised in whole or in part at any time and from time to time on or after April 19, 1999 and shall terminate on April 19, 2002.

         8. NO SHAREHOLDER RIGHTS. No Holder hereof, solely by virtue hereof, shall be entitled to any rights of a shareholder of the Corporation.

         9.    TRANSFER AND EXCHANGE.

         9.1 TRANSFER. This Warrant is transferable on the books of the Corporation at its principal office by the registered holder hereof upon surrender of this Warrant properly endorsed. Upon such surrender, the Corporation shall issue and deliver to the transferee a new Warrant or Warrants representing the Warrants so transferred. Upon any partial transfer, the Corporation shall issue and deliver to Holder a new Warrant or Warrants with respect to the Warrants not so transferred.

         9.1 EXCHANGE. This Warrant is exchangeable at the principal office of the Corporation for Warrants to purchase the same aggregate number of shares of Common Stock purchasable hereunder, each new Warrant to represent the right to purchase such number of shares as Holder shall designate at the time of such exchange.

         9.2 SECURITIES ACTION OF 1933. The Holder, by acceptance hereof, agrees that this Warrant and the shares of the Common Stock issued or issuable upon exercise of this Warrant may not be offered or sold except in compliance with the Securities Action of 1933, as amended (the "1933 Act"), and then only against receipt of an agreement of such person to whom such offer of sale is made to comply with the provisions of this Article 9 with respect to any resale or other disposition of such securities. The Holder consents to the Corporation's making a notation on its records in order to implement such restrictions on transferability.

         10. LOSS OR MUTILATION. Upon receipt by the Corporation of evidence satisfactory to it (in the exercise of reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft, or destruction) of indemnity satisfactory to it (in the exercise of reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Corporation will execute and deliver in lieu hereof a new Warrant.

         11. GOVERNMENTAL APPROVALS. The Corporation will from time to time use its best efforts to take all action which may be necessary to obtain and keep


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effective any and all permits, consents and approvals of governmental agencies and authorities and securities act filings under federal and state laws, which may be or become requisite in connection with the issuance, sale and delivery of this Warrant, and the issuance, sale and delivery of the Common Stock or other securities issued or deliverable upon exercise of this Warrant.

         12. SUCCESSORS. All the covenants and provisions of this Warrant shall bind and inure to the benefit of Holder and the Corporation and their respective successors and assigns.

         13. NOTICES. All notices and other communications given pursuant to this Warrant shall be in writing and shall be deemed to have been given when personally delivered or when mailed by prepaid registered, certified or express mail, return receipt requested. Notices should be addressed as follows:

               (a) If to Holder, then to:

               With a copy (which shall not constitute notice) to:

               (b) If to the Corporation, then to:

               With a copy (which shall not constitute notice) to:

Such addresses for notices may be changed by any party by notice to the other party pursuant to this Article 13.

         14. AMENDMENT. This Warrant may be amended only by instrument in writing signed by the Corporation and Holder.

         15. CONSTRUCTION OF WARRANT. This Warrant shall be construed as a whole and in accordance with its fair meaning. A reference in this Warrant to any section shall be deemed to include a reference to every section the number of which begins with the number of the section to which reference is made. This Warrant has been negotiated by the parties hereto and the language hereof shall not be construed for or against any party.

         16. LAW GOVERNING. This Warrant is executed, delivered and to be performed in the State of California and shall be construed and enforced in accordance with and governed by the laws of such State without regard to the conflicts of law provisions of such State.


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Dated as of April 19, 1999


1ST NET TECHNOLOGIES, INC.,                 TUMMY BUSTER, INC.,
   a Colorado corporation                      a Nevada corporation

/s/ GREGORY D. WRITER, JR.                  /s/ LAWRENCE K. KIMBALL
------------------------------              --------------------------
Gregory D. Writer, Jr.,                     Lawrence K. Kimball
Chief Executive Officer                     Chief Financial Officer


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SUBSCRIPTION FORM

                 (TO BE EXECUTED ONLY UPON EXERCISE OF WARRANT)

         The undersigned registered owner of this Warrant irrevocably exercises this Warrant and purchased ________ of the number of shares of Common Stock of _________________, purchasable with this Warrant, and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant.

Dated: _________________, 199___


                                   ----------------------------------
                                   (Signature of Registered Owner)

                                   ----------------------------------
                                   (Street Address)

                                   ----------------------------------
                                   (City)         (State)       (Zip)


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ISSUE OF A NEW WARRANTY

                   (TO BE EXECUTED ONLY UPON PARTIAL EXERCISE,

                    EXCHANGE OR PARTIAL TRANSFER OF WARRANT)

Please issue ______ (number) Warrants, each representing the right to purchase _____ shares of Common Stock of ___________, to the registered holder hereof.

Dated:  ____________, 199___
                                           --------------------------------
                                           (Signature of Registered Owner)


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                               FORM OF ASSIGNMENT

         FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the Warrant, with respect to the number of shares of Common Stock set forth below:

     NAME OF ASSIGNEE               ADDRESS                   NO. OF SHARES
     ----------------------------------------------------------------------




and does hereby irrevocably constitute and appoint ________________ as Attorney-in-fact to make such transfer on the books of _______________________, maintained for the purpose, with full power of substitution in the premises.

Dated: ________________, 199___

       _____________________________________
                                 (Signature)

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